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                                                                    EXHIBIT 99.1

PRESS RELEASE


S1 CORPORATION ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR FIRST QUARTER 2003


ATLANTA, April 7 -- S1 Corporation (Nasdaq: SONE - News), a leading global provider of Enterprise solutions for the financial services industry, announced an update to its financial outlook for first quarter 2003. S1 expects its first quarter 2003 loss to be within the range of ($0.11) to ($0.13) per share, as compared with its previously announced expectations for earnings within a range of a loss of ($0.02) per share to a profit of $0.01 per share. The expected loss includes charges of ($0.11) per share resulting from costs associated with restructuring and cost containment measures described below. S1's first quarter 2003 revenue is expected to be $58 million to $60 million, versus its previous revenue guidance of $57 million to $60 million. The company will discuss its expectations for financial results for the full year 2003 during its quarterly earnings conference call scheduled for May 1. "We met our revenue goals for Q1; however we continue to experience an economic environment that elongates sales and implementation cycles," said Jaime Ellertson, S1 Chief Executive Officer. "Our principal focus for 2003 centers on building a long-term stable Enterprise customer base. This focus in combination with the current difficult market conditions leads us to re-evaluate our revenue expectations for the remainder of the 2003 calendar year. We will update our revenue and earnings guidance on our first quarter earnings conference call."

         A combination or restructuring and other cost containment measures during the first quarter will result in a net impact of ($0.09) per share on first quarter earnings and an expected net impact of $0.02 per share on second quarter earnings. An explanation of the impact of these charges on the company's financial results follows:

                                                  Q1 2003          Q2 2003
                                             ---------------   --------------
                                             (in millions except per share data)


Acceleration of contract (1)
    Revenue from customer contract                    $1.6             $4.7
    Direct costs associated with contract             (0.4)            (0.4)
Net impact of contract acceleration                   $1.2             $4.3
EPS impact of contract acceleration                  $0.02            $0.06

Restructuring Expense
    Costs associated with consolidation of
      global data center (2)                          (2.3)            (2.5)
    Loss on excess facilities (3)                     (2.6)              --
    Other restructuring charges (4)                   (2.7)              --
Net impact of restructuring charges                  ($7.6)           ($2.5)
EPS impact of restructuring                         ($0.11)          ($0.04)

Shares used in calculation                            69.0             69.0

(1) During the first quarter, S1 amended its contract with a major European customer to shorten the term over which revenue will be recognized and payments received associated with the provision of data center services by S1. Revenue from the data center contract, which would have been recognized ratably throughout 2003 and 2004 under the previously amended terms of the agreement, will be
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     recognized in the first and second quarters of 2003. Associated direct costs will be accelerated as well.

(2) S1 is consolidating its U.K. data center operations into its global hosting center in Atlanta, triggering restructuring charges comprising accelerated depreciation of assets, severance and other related costs.

(3) The company provided for losses on unused office facilities vacated as a result of cost alignment activities.

(4) Other restructuring charges included severance and other costs associated with a force reduction in Asian operations as well as other miscellaneous corporate charges.

     S1's final first quarter results will be announced on Thursday, May 1, 2003, after the close of market. These results, along with S1's business outlook for the year, will be discussed on a conference call and simultaneous webcast to be held at 5:00 p.m. EDT that same day. The webcast of this conference call, which will be available live as well as on an archived basis, can be accessed by all interested parties at S1 Corporation's website, www.s1.com.

ABOUT S1 CORPORATION

S1 (Nasdaq: SONE - News) is a leading global provider to approximately 4,000 banks, credit unions, insurance providers, and investment firms of enterprise software solutions that create one view of customers across multiple channels, applications and segments. S1's Enterprise software solutions uniquely combine customer interaction and financial transaction capabilities, resulting in a more compelling experience for the customers and a more profitable relationship for the financial institution. S1 is the only provider with the proven experience, breadth of products, and financial strength to empower financial services companies' enterprise strategies. Additional information about S1 is available at www.s1.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC's web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.